Exhibit 7.02

Strictly Confidential

RESTATED CONSORTIUM AGREEMENT

THIS RESTATED CONSORTIUM AGREEMENT, dated September 11, 2015 (this “Agreement”), among Mr. Zhonghan (John) Deng (“Mr. Deng”), Mr. Zhaowei (Kevin) Jin (“Mr. Jin” and together with Mr. Deng, the “Founders”), Vimicro Beijing Corporation, a British Virgin Islands company controlled by Mr. Deng, Vimicro Shenzhen Corporation, a British Virgin Islands company controlled by Mr. Jin (the foregoing two parties, the “Founder Shareholders” and, collectively with the Founders, the “Founder Parties”), Mr. Xiaodong (Dave) Yang (“Mr. Yang”), Vimicro Tianjin Corporation, a British Virgin Islands company controlled by Mr. Yang, and Mr. Shengda Zan (together with one or more Affiliates and/or entities beneficially majority owned by Mr. Shengda Zan, “Sponsor”). Each of Sponsor, Mr. Yang, Vimicro Tianjin Corporation and the Founder Parties is referred to herein as a “Consortium Member” and, collectively, the “Consortium.” Unless otherwise defined herein, capitalized terms are defined in Section 10.1 hereof.

WHEREAS, the Consortium Members propose to undertake an acquisition transaction (the “Transaction”) with respect to Vimicro International Corporation, a company incorporated under the laws of the Cayman Islands with ADSs listed on the NASDAQ Global Market under the symbol “VIMC” (the “Target”), pursuant to which the Target would be delisted from NASDAQ Global Market and deregistered under the United States Securities Exchange Act of 1934, as amended (the “Exchange Act”);

WHEREAS, (a) in connection with the Transaction, the Consortium Members propose to form a new company (“Holdco”) under the laws of the Cayman Islands, and to cause Holdco to form a direct, wholly-owned subsidiary (“Acquisition Company”) under the laws of the Cayman Islands, and (b) at the closing of the Transaction (the “Closing”), the Consortium Members intend that Acquisition Company will be merged with and into the Target, with the Target being the surviving company and becoming a direct, wholly-owned subsidiary of Holdco (the “Surviving Company”);

WHEREAS, on June 21, 2015, the Founders submitted a non-binding proposal to the board of directors of the Target (the “Target Board”) in connection with the Transaction;

WHEREAS, on August 5, 2015, the Founder Parties and the Sponsor entered into a Consortium Agreement (the “Prior Agreement”);

WHEREAS, the parties to the Prior Agreement wish to restate the Prior Agreement to, among other things, admit Mr. Yang and Vimicro Tianjin Corporation into the Consortium as Consortium Members; and

WHEREAS, in accordance with the terms of this Agreement, the Consortium will conduct (a) an evaluation of the Target, including conducting due diligence of the Target and its business, (b) discussions regarding the Proposal with the Target, and (c) negotiation of the terms of definitive documentation in connection with the Transaction (in which negotiations the Target will be represented by a special committee of independent and disinterested directors of the Target Board (the “Special Committee”)), including, without limitation, an agreement and plan of merger among Holdco, Acquisition Company and the Target in form and substance to be agreed by the Consortium and the Target (the “Merger Agreement”), which shall be subject to the approval of the shareholders of the Target.

NOW, THEREFORE, in consideration of the foregoing recitals and of the mutual agreements and covenants set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Consortium Members, intending to be legally bound, hereby agree as follows:

1.          Proposal; Holdco Ownership; Other Agreements

1.1    Participation in Transaction. The Consortium Members agree to participate in the Transaction on the terms set forth in this Agreement.

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1.2    Proposal. The Consortium shall, with the Founder Parties’ assistance and cooperation, (a) undertake due diligence with respect to the Target and its business; (b) engage in discussions with the Target regarding the Proposal; and (c) negotiate in good faith the terms of definitive documentation in respect of the Transaction, including, without limitation, the Merger Agreement. The Consortium Members further agree to negotiate in good faith to reach agreement on a shareholders agreement that would, among other things, govern the relationship of the shareholders in Holdco following the Closing, and contain provisions customary for transactions of this type, as well as the terms of any other agreements among the Consortium Members required to support the Proposal or to regulate the relationship among the Consortium Members.

1.3    Holdco Ownership.

(a)    Prior to the execution of the Merger Agreement, the Consortium Members shall (i) incorporate Holdco and shall cause Holdco to incorporate Acquisition Company, and (ii) negotiate in good faith the terms of the memorandum and articles of association of Holdco and Acquisition Company. The memorandum and articles of association of Acquisition Company shall become the memorandum and articles of association of the Surviving Company at the Closing.

(b)    Each Consortium Member’s ownership percentage in Holdco shall be based on the amount of cash paid, and the agreed-upon value of any other consideration contributed, by it to Holdco relative to the aggregate amount of cash paid, and the aggregate agreed-upon value of any other consideration contributed, by all of the Consortium Members to Holdco in connection with the Transaction. For the avoidance of doubt, the Consortium Members agree that the obligation of the Consortium Members to purchase and pay for any Holdco shares shall be subject to the satisfaction or waiver of the various conditions to the obligations of Holdco and Acquisition Company to consummate the Transaction to be set forth in the Merger Agreement.

2.          Participation in Transaction; Advisors; Approvals

2.1    Information Sharing and Roles. Each Consortium Member shall cooperate in good faith in connection with the Proposal and the Transaction, including, without limitation, by (a) complying with any information delivery or other requirements entered into by Holdco, a Consortium Member or an Affiliate of a Consortium Member, and shall not, and shall direct its Representatives not to, whether by their action or omission, breach such arrangements or obligations, (b) participating in meetings and negotiations with the Special Committee and its advisors, (c) executing and complying with any confidentiality agreements reasonably required by the Target, (d) sharing all information reasonably necessary to evaluate the Target, including, without limitation, technical, operational, legal, accounting and financial materials and relevant consulting reports and studies, (e) providing each other or Holdco with all information reasonably required concerning such Consortium Member or any other matter relating to such Consortium Member in connection with the Transaction and any other information a Consortium Member may reasonably require in respect of any other Consortium Member and its Affiliates for inclusion in any definitive documentation related to the Transaction, (f) providing timely responses to reasonable requests by any other Consortium Member for information, and (g) applying the level of resources and expertise that such Consortium Member reasonably considers to be necessary and appropriate to meet its obligations under this Agreement. Notwithstanding the foregoing, no Consortium Member is required to make available to the other Consortium Members any of its internal investment committee materials or analyses or any information which it considers commercially sensitive or which is otherwise held subject to an obligation of confidentiality. Notwithstanding anything herein to the contrary, nothing herein shall obligate the Founders to provide any information in breach of any of their obligations or fiduciary duties to the Target.

2.2    Appointment of Advisors.

(a)    The Consortium Members shall agree to the scope and engagement terms of all joint Advisors to Holdco or the Consortium in connection with the Transaction. The Consortium Members agree and acknowledge that Gunderson Dettmer Stough Villeneuve Franklin & Hachigian LLP has been selected by the Consortium Members to serve as international counsel to the Founder Parties and the Consortium for the Transaction. The Consortium will engage PRC counsel and Cayman Islands counsel to the Consortium when required.

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(b)    If a Consortium Member requires separate representation in connection with specific issues arising out of the Proposal or the Transaction, such Consortium Member may retain other Advisors to advise it; provided, that such Consortium Member shall (i) provide prior notice to the other Consortium Members of such retention, and (ii) be solely responsible for the fees and expenses of such separate Advisors unless otherwise agreed by the Consortium.

2.3    Approvals. Each Consortium Member shall use reasonable best efforts and provide all cooperation as may be reasonably requested by each other Consortium Member to obtain all applicable governmental, statutory, regulatory or other approvals, licenses, waivers or exemptions required or, in the reasonable opinion of such other Consortium Member, desirable for the consummation of the Transaction.

3.          Transaction Costs

3.1    Expenses and Fee Sharing.

(a)    Each of the Consortium Member may incur out-of-pocket fees and expenses on its own behalf in connection with the Transaction (such fees and expenses incurred by each Consortium Member in connection with any inter-Consortium Member agreements or arrangements, “Individual Expenses”). Furthermore, the Consortium Members may incur other fees and expenses on behalf of the Consortium in connection with the Transaction (all such fees and expenses other than Individual Expenses, “Consortium Expenses”), including, without limitation, the fees and expenses (i) of the joint Advisors retained by the Consortium pursuant to Section 2.2(a), (ii) of any proxy solicitors, and (iii) in connection with any actions taken on behalf of Holdco or the Consortium in accordance with the terms of the definitive agreements, including regulatory filings made or to be made pursuant to the Merger Agreement; provided, however, that each Consortium Member shall obtain the other Consortium Member’s consent prior to incurring any Consortium Expenses over US$50,000 in any single engagement or transaction.

(b)    If the Transaction is consummated, then, at or immediately following the Closing, Holdco or the Surviving Company shall pay (if applicable, through reimbursement of a Consortium Member) all Consortium Expenses.

(c)    If the Transaction is not consummated and such failure to consummate is not due to any breach by any Consortium Member of this Agreement or any other agreements entered into by any Consortium Member in connection with the Transaction, each Consortium Member shall be responsible for its proportionate share of the Consortium Expenses based on such Consortium Member’s proposed shareholding percentage in Holdco as of Closing (exclusive of the any share capital reserved in connection with any equity incentive plan).

(d)    If the Transaction is not consummated due to a breach by any Consortium Member (a “Breaching Consortium Member”) of this Agreement or any other agreements entered into by such Consortium Member in connection with the Transaction (a “Consortium Member Breach”), such Breaching Consortium Member shall be responsible for (i) its own and the other non-breaching Consortium Members’ Individual Expenses, (ii) its own and the other non-breaching Consortium Members’ share of any amounts payable by them pursuant to Section 3.1(f), and (iii) all Consortium Expenses, in addition to any liability for its breach of this Agreement and any other agreements entered into by any Consortium Member in connection with the Transaction. In the event of a Consortium Member Breach, the Breaching Consortium Members shall, jointly and severally, cause Breaching Consortium Members to cure such Consortium Member Breach (to the extent that such Consortium Member Breach is curable) to the satisfaction of the non-breaching Consortium Members (it being understood that any cure shall be without recourse to cash or assets of the Consortium). Without limiting the obligations of the Breaching Consortium Members or the rights of the non-breaching Consortium Members set forth in this Section 3.1(d), the Breaching Consortium Members shall, jointly and severally, indemnify the non-breaching Consortium Members and their respective Affiliates, limited partners, members, shareholders, employees, agents and representatives (each, an “Indemnitee”) for any and all losses, liabilities, damages, liens, claims, obligations, penalties, settlements, deficiencies, costs and expenses, including without limitation reasonable advisor’s fees and other reasonable expenses of investigation, defense and resolution of any Consortium Member Breach by the Breaching Consortium Members paid, suffered, sustained or incurred by the Indemnitees, resulting from, or arising out of, or due to, any Consortium Member Breach by the Breaching Consortium Members.

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(e)    If applicable, each Consortium Member shall be entitled to receive such Consortium Member’s proportionate share of any termination or other fees or amounts payable to Holdco by the Target pursuant to the Merger Agreement, net of the expenses required to be borne by it pursuant to the provisions herein.

(f)    Subject to Section 3.1(d) and Section 9.11, each Consortium Member shall pay its proportionate share (based on such Consortium Member’s proposed shareholding in Holdco as of Closing) of any termination, topping, break-up or other fees or amounts (including amounts paid in settlement of any dispute or litigation relating to the foregoing) payable by Holdco or Acquisition Company under the Merger Agreement, net of the expenses required to be borne by it pursuant to this Section 3.1.

(g)    Except otherwise provided herein, all Individual Expenses of each Consortium Member shall be borne by such Consortium Member.

(h)    Notwithstanding anything herein to the contrary, all fees, costs and expenses incurred by or on behalf of Sponsor or the Consortium in connection with the business, legal, financial and other due diligence investigations of the Target shall be (i) “Individual Expenses” insofar as such due diligence investigations of the Target are for the sole benefit of the Sponsor, and (ii) “Consortium Expenses” insofar as such due diligence investigations of the Target are for the benefit of the Consortium.

4.          Cooperation

4.1    Notice of Competing Proposal. Each Consortium Member shall promptly notify the other Consortium Members if it or any of its Representatives receives any approach or communication with respect to any Competing Proposal, including, without limitation, in such notice the identity of the other persons involved and the nature and content of the approach or communication, and provide the other Consortium Members with copies of any written communication.

4.2    Adverse Agreement. Unless otherwise agreed in writing by each Consortium Member, no Consortium Member may enter into any agreement with another Consortium Member or group of Consortium Members that has the effect of discriminating against any Consortium Member in a manner that is materially adverse to such Consortium Member without such Consortium Member’s consent. Each Consortium Member shall provide to all other Consortium Members a copy of each agreement to be entered into with less than all of the Consortium Members prior to the execution of such agreement.

5.          Termination

5.1    Termination Events. Subject to Section 5.2(a), this Agreement shall terminate with respect to all Consortium Members upon the earliest to occur of (a) the Closing, (b) a written agreement among the Consortium Members to terminate this Agreement, (c) if the Merger Agreement has been entered into, written notice of termination of this Agreement delivered by any Consortium Member that did not contribute to any breach of the Merger Agreement resulting in the termination thereof, and (d) the first anniversary of the date hereof if the Merger Agreement has not been entered into as of such time.

5.2    Effect of Termination. Upon termination of this Agreement pursuant to Section 5.1, Article 3 (Transaction Costs), Article 5 (Termination), Section 6.2 (Confidentiality), Article 7 (Notices) and Article 9 (Miscellaneous) shall continue to bind the Consortium Members.

6.          Announcements and Confidentiality

6.1    Announcements. The Consortium shall be responsible for any announcements regarding the subject matter of this Agreement and the Transaction (subject to each other Consortium Member having a reasonable opportunity to review and comment upon such announcements), and no Consortium Member shall make any such announcements, except to the extent that any announcement is required by law, a court of competent jurisdiction, a regulatory body or international stock exchange, and then only after the form and terms of the announcement have been notified to the other Consortium Members and the other Consortium Members have had a reasonable opportunity to comment thereon, in each case to the extent reasonably practicable.

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6.2    Confidentiality.

(a)    Except as permitted under Section 6.3, each Consortium Member shall not, and shall procure its Affiliates and Representatives not to, without the prior written consent of the other Consortium Members, disclose any Confidential Information received by it (the “Recipient”) from any other Consortium Member (the “Discloser”) in any manner whatsoever. Each Consortium Member shall not, and shall procure its Affiliates and Representatives not to, use any Confidential Information for any purpose other than for the purposes of giving effect to and performing its obligations under this Agreement or evaluating, negotiating and implementing the Transaction.

(b)    Subject to Section 6.2(c), the Recipient shall return or destroy (in the Recipient’s sole discretion), upon written request of the Discloser, any Confidential Information which falls within clause (a) of the definition of Confidential Information; provided, that with respect to any electronic data that constitutes Confidential Information, the foregoing obligation shall not apply to any electronic data stored on the back-up tapes of the Recipient’s hardware.

(c)    Each Consortium Member may retain copies of the Confidential Information referred to in Section 6.2(b) in order to comply with legal, regulatory or bona fide record keeping requirements.

(d)    Each Consortium Member acknowledges that, in relation to Confidential Information received by it from the other Consortium Members, the obligations contained in this Section 6.2 shall continue to apply for a period of twelve (12) months following termination of this Agreement pursuant to Section 5.1, unless otherwise agreed in writing.

6.3    Permitted Disclosures. A Consortium Member may disclose Confidential Information (a) to those of its Affiliates and Representatives as such Consortium Member reasonably deems necessary to give effect to, perform its obligations under or enforce this Agreement or evaluate, negotiate and implement the Transaction (including, without limitation, potential financing sources), but only on a confidential basis, or (b) if required by law or a court of competent jurisdiction, the United States Securities and Exchange Commission or any other regulatory body or international stock exchange having jurisdiction over a Consortium Member or pursuant to whose rules and regulations such disclosure is required to be made, but only after the form and terms of such disclosure have been notified to the other Consortium Members and the other Consortium Members have had a reasonable opportunity to comment thereon, in each case to the extent legally permissible and reasonably practicable.

7.          Notices

7.1    Any notice, request, instruction or other document to be provided hereunder by any Consortium Member to another Consortium Member shall be in writing and delivered personally or sent by facsimile, overnight courier or electronic mail, to the address, facsimile number or electronic mail address provided under the other Consortium Member’s signature page hereto, or to any other address, facsimile number or electronic mail address as a Consortium Member may hereafter specify for the purpose by notice to the other Consortium Members. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. (local time) on a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed to have been received on the next succeeding Business Day in the place of receipt.

8.          Representations and Warranties

8.1    Representations and Warranties. Each Consortium Member hereby represents and warrants, on behalf of such Consortium Member only, to the other Consortium Members that (a) it has the requisite power and authority to execute, deliver and perform this Agreement; (b) the execution, delivery and performance of this Agreement by it have been duly authorized by all necessary action on the part of such Consortium Member and no additional proceedings are necessary to approve this Agreement; (c) this Agreement has been duly executed and delivered by it and constitutes a valid and binding agreement of such Consortium Member enforceable against it in accordance with the terms hereof; (d) its execution, delivery and performance (including, without limitation, the provision and exchange of information) of this Agreement will not (i) conflict with, require a consent, waiver or approval under, or result in a breach of or default under, any of the terms of any material contract or agreement to which such Consortium Member is a party or by which such Consortium Member is bound, or any office such Consortium Member holds, (ii) violate any order, writ, injunction, decree or statute, or any rule or regulation, applicable to such Consortium Member or any of its properties and assets, or (iii) result in the creation of, or impose any obligation on such Consortium Member to create, any lien, charge or other encumbrance of any nature whatsoever upon such Consortium Member’s properties or assets; and (e) no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transaction based upon arrangements made by or on behalf of such Consortium Member.

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8.2    Target Securities. As of the date of this Agreement, (a) the Consortium Members hold of record (i) the number of Target Ordinary Shares set forth under the heading “Target Ordinary Shares” next to their names on Schedule A hereto, (ii) the number of ADSs set forth under the heading “ADSs” next to their names on Schedule A hereto, and (iii) the number of outstanding Target Securities (other than Target Ordinary Shares and ADSs) set forth under the heading “Other Target Securities” next to their names on Schedule A hereto, in each case free and clear of any encumbrances or restrictions (other than restrictions on transfer pursuant to applicable laws); (b) each Consortium Member has the sole right to control the voting and disposition of the Target Ordinary Shares, ADSs and any other Target Securities held by (i) in the case of the Founders, the Founder Shareholder of such Founder, (ii) in the case of Mr. Yang, Vimicro Tianjin Corporation, (iii) in the case of Mr. Shengda Zan, any Affiliates of Mr. Shengda Zan that hold any Target Ordinary Shares, ADSs and any other Target Securities; and (c) none of the Consortium Members or their respective Affiliates owns, directly or indirectly, any Target Ordinary Shares, ADSs or other Target Securities, other than as set forth on Schedule A hereto. For purposes of Section 8.2(c), “owns” means a Consortium Member (x) is the record holder of such security or (y) is the “beneficial owner” (within the meaning of Rule 13d-3 under the Exchange Act) of such security.

8.3    Reliance. Each Consortium Member acknowledges that the other Consortium Members have entered into this Agreement on the basis of and reliance upon (among other things) the representations and warranties in Sections 8.1 and 8.2 and have been induced by them to enter into this Agreement.

9.          Miscellaneous

9.1    Entire Agreement. This Agreement constitutes the entire agreement among the Consortium Members and supersedes any previous oral or written agreements or arrangements among them or between any of them relating to its subject matter. Without limiting the generality of the foregoing, this Agreement restates, supersedes and replaces the Prior Agreement in its entirety.

9.2    Further Assurances. Each Consortium Member shall use all reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Consortium Members in doing, all things necessary, proper or advisable to carry out the intent and purposes of this Agreement.

9.3    Severability. If any provision of this Agreement is held to be invalid or unenforceable for any reason, it shall be adjusted rather than voided, if possible, in order to achieve the intent of the Consortium Members to the maximum extent possible. In any event, the invalidity or unenforceability of any provision of this Agreement in any jurisdiction shall not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of this Agreement, including that provision, in any other jurisdiction.

9.4    Amendments; Waivers. Neither this Agreement nor any term hereof may be amended or otherwise modified other than by an instrument in writing signed by each of the Consortium Members. No provision of this Agreement may be waived, discharged or terminated other than by an instrument in writing signed by the Consortium Member against whom the enforcement of such waiver, discharge or termination is sought. No failure or delay by any Consortium Member in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

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9.5    Assignment; No Third Party Beneficiaries. Other than as provided herein, the rights and obligations of each Consortium Member shall not be assigned without the prior consent of the other Consortium Members; provided, however, that Sponsor may assign its rights and obligations under this Agreement, in whole or in part, to any affiliated investment funds of Sponsor, any investment vehicle of Sponsor or such funds (as the case may be) so long as Sponsor shall remain subject to its obligations under this Agreement. This Agreement shall be binding upon the respective heirs, successors, legal representatives and permitted assigns of the Consortium Members. Nothing in this Agreement shall be construed as giving any person, other than the Consortium Members and their heirs, successors, legal representatives and permitted assigns any right, remedy or claim under or in respect of this Agreement or any provision hereof.

9.6    No Partnership or Agency. The Consortium Members are independent and nothing in this Agreement constitutes a Consortium Member as the trustee, fiduciary, agent, employee, partner or joint venturer of any other Consortium Members.

9.7    Counterparts. This Agreement may be executed in counterparts and all counterparts taken together shall constitute one document.

9.8    Governing Law. This Agreement and all matters arising out of or relating to this Agreement shall be governed in all respects by the laws of Hong Kong, without reference to any conflicts of law provisions.

9.9    Dispute Resolution.

(a)    Any disputes, actions and proceedings (“Disputes”) against any Consortium Member or arising out of or in any way relating to this Agreement shall be resolved through consultation between the parties to the Dispute. Consultation shall begin immediately after one party to the Dispute has delivered to the other party to the Dispute a request for consultation (the “Request for Consultation”).

(b)    Any Dispute not resolved by the parties within thirty (30) days after delivery of a Request for Consultation will be subject to the exclusive jurisdiction of any court of competent jurisdiction in Hong Kong. The Consortium Members irrevocably and unconditionally submit to the jurisdiction of any such court and waive any defenses based on lack of personal jurisdiction, venue or inconvenient forum.

(c)    Any Consortium Member may, to the extent permitted under the laws of the jurisdiction where application is made, seek an interim injunction from a court or other authority with competent jurisdiction and, notwithstanding that this Agreement is governed by the laws of Hong Kong, a court or authority hearing an application for injunctive relief may apply the procedural law of the jurisdiction where the court or other authority is located in determining whether to grant the interim injunction.

9.10  Specific Performance. Each Consortium Member acknowledges and agrees that the other Consortium Members would be irreparably injured by a breach of this Agreement by it and that money damages alone are an inadequate remedy for actual or threatened breach of this Agreement. Accordingly, each Consortium Member shall be entitled to seek specific performance or injunctive or other equitable relief (without posting a bond or other security) to enforce or prevent any violations of any provision of this Agreement, in addition to all other rights and remedies available at law or in equity to such Consortium Member, including, without limitation, the right to claim money damages for breach of any provision of this Agreement.

9.11  Limitation on Liability. The obligation of each Consortium Member under this Agreement is several (and not joint or joint and several), provided that (i) the obligations of the Founder Parties under this Agreement shall be joint and several as among the Founder Parties and (ii) the obligations of Mr. Yang and Vimicro Tianjin Corporation shall be joint and several as among Mr. Yang and Vimicro Tianjin Corporation.

10.         Definitions and Interpretations

10.1  Definitions. In this Agreement, unless the context requires otherwise:

“ADSs” means the Target’s American Depositary Shares, each representing four Target Ordinary Shares.

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“Advisors” means any advisors or consultants of Holdco, Acquisition Company, and the Consortium Members, in each case appointed in connection with the Transaction.

“Affiliate” means, with respect to any person, any other person that, directly or indirectly, Controls, is Controlled by or is under common Control with such specified person and “Affiliates” shall be construed accordingly.

“Business Day” means any day (other than a Saturday or a Sunday) on which banks generally are open in the Cayman Islands, the People’s Republic of China, Hong Kong, and in New York, New York, for the transaction of normal banking business.

“Competing Proposal” means a proposal, offer or invitation to the Target, Sponsor, Mr. Yang, Vimicro Tianjin Corporation, any of the Founder Parties or any of their respective Affiliates (other than the Proposal), that involves the direct or indirect acquisition of ten percent (10%) or more of any class of the Target Ordinary Shares or voting power in the Target, a sale of all or any significant amount of the assets of the Target, a merger, business combination, consolidation, restructuring, reorganization, or recapitalization involving the Target, a change of control of the Target or any other transaction that could adversely affect, prevent or materially reduce the likelihood of the consummation of the Transaction with the Consortium.

“Confidential Information” includes (a) all written, oral or other information obtained in confidence by one Consortium Member from any other Consortium Member in connection with this Agreement or the Transaction, unless such information (i) is already known to such Consortium Member or to others not known by such Consortium Member to be bound by a duty of confidentiality, (ii) is or becomes publicly available other than through a breach of this Agreement by such Consortium Member or its Representatives, or (iii) is independently developed by such Consortium Member or its Representatives without use of Confidential Information and (b) the existence or terms of, and any negotiations or discussions (including the status thereof) relating to, this Agreement, the Proposal and any definitive documentation, including, without limitation, the Merger Agreement.

“Control” means the possession, directly or indirectly, of the power to direct the management and policies of a person, whether through the ownership of voting securities, by contract or otherwise.

“Representative” of a Consortium Member means that Consortium Member’s employees, directors, officers, partners, members, advisors (including, without limitation, legal counsel, accountants, consultants and financial advisors), potential sources of debt financing, and any representatives of the foregoing. The Representatives shall include the Advisors.

“Target Ordinary Shares” means the issued and outstanding ordinary shares, par value US$0.0001 per share, of the Target.

“Target Securities” means shares, warrants, options and any other securities or instruments which are convertible into or exercisable for shares or other equity of the Target, including, without limitation, the Target Ordinary Shares and the ADSs.

10.2  Headings. Section and paragraph headings are inserted for ease of reference only and shall not affect construction.

[Signature Pages Follow]

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IN WITNESS WHEREOF, the Consortium Members have caused this Agreement to be duly executed and delivered as of the date first written above.

FOUNDER PARTIES:

Mr. Zhonghan (John) Deng

/s/ Zhonghan (John) Deng

Vimicro Beijing Corporation

By:	/s/ Zhonghan (John) Deng

Name:	Zhonghan (John) Deng

Title:	Director

Mr. Zhaowei (Kevin) Jin

/s/ Zhaowei (Kevin) Jin

Vimicro Shenzhen Corporation

By:	/s/ Zhaowei (Kevin) Jin

Name:	Zhaowei (Kevin) Jin

Title:	Director

Address for the Founder Parties:

16/F Shining Tower

No. 35 Xueyuan Road

Haidian District, Beijing 100083

People’s Republic of China

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with a required copy to:

Gunderson Dettmer Stough Villeneuve Franklin & Hachigian LLP

Suite 2101, Building C, Yintai Center

#2 Jianguomenwai Ave.

Chaoyang District, Beijing 100022

People’s Republic of China

Attention:	Jerome J. Ku, Esq.

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IN WITNESS WHEREOF, the Consortium Members have caused this Agreement to be duly executed and delivered as of the date first written above.

SPONSOR:

Shengda Zan

/s/ Shengda Zan

Address for Sponsor:

Room 906, Bank of Shanghai Tower

168 Middle Yincheng Road, Shanghai

People’s Republic of China

Attention:	Suyue Li

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IN WITNESS WHEREOF, the Consortium Members have caused this Agreement to be duly executed and delivered as of the date first written above.

Mr. Xiaodong (Dave) Yang

/s/ Xiaodong (Dave) Yang

Vimicro Tianjin Corporation

By:	/s/ Xiaodong (Dave) Yang

Name:	Xiaodong (Dave) Yang

Title:	Director

Address:

16/F Shining Tower

No. 35 Xueyuan Road

Haidian District, Beijing 100083

People’s Republic of China

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SCHEDULE A

TARGET SECURITIES

Consortium Member	Target Ordinary Shares	ADSs	Other Target Securities
Mr. Zhonghan (John) Deng	0	0	8,856,368
Vimicro Beijing Corporation	4,453,192	15,000	0
Mr. Zhaowei (Kevin) Jin	0	0	4,093,620
Vimicro Shenzhen Corporation	1,391,851	100,000	0
Mr. Shenga Zan	31,250,000[1]	1,070,000[2]	0
Mr. Xiaodong (Dave) Yang	0	108,325	1,400,000
Vimicro Tianjin Corporation	9,053,961	0	0

1	Held of record by Alpha Spring Limited as of the date of this Agreement.
2	Held of record by Alpha Spring Limited as of the date of this Agreement.